Use these links to rapidly review the document

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Aggregate offering price	Amount of registration fee(1)

Class A common stock, $0.001 par value per share	10,000,000	$384,200,000	$44,029.32

(1)
The registration fee is calculated in accordance with Rule 457(r) promulgated under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-183188) filed by the registrant on August 9, 2012.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-183188

PROSPECTUS SUPPLEMENT
(To prospectus dated August 9, 2012)

10,000,000 Shares

GNC Holdings, Inc.

Class A Common Stock

          This prospectus supplement relates to the resale of 10,000,000 shares of Class A common stock of GNC Holdings, Inc. by the selling stockholders named in this prospectus supplement, both of whom are our affiliates. We will not receive any proceeds from the sale of the shares of our Class A common stock sold in this offering.

          Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GNC". On August 9, 2012, the last sale price of our Class A common stock on the NYSE was $39.18 per share.

          The underwriter has agreed to purchase shares of our Class A common stock from the selling stockholders at a price of $38.42 per share, which will result in proceeds to the selling stockholders of approximately $384,200,000. The underwriter may offer shares of our Class A common stock in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices or at negotiated prices. See "Underwriting".

          You should carefully read this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference herein or therein, before you invest in our Class A common stock.

          Investing in our Class A common stock involves risk. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

          We have entered into an agreement with Ares Corporate Opportunities Fund II, L.P. ("Ares") to repurchase 6,000,000 shares of our Class A common stock, immediately following the closing of this offering, directly from Ares in a private, non-underwritten transaction at a price per share equal to the price at which the selling stockholders will sell the shares of Class A common stock offered hereby to the underwriter. Each of the consummation of the share repurchase and the closing of this offering is conditioned upon the other.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the shares of Class A common stock will be made on or about August 14, 2012.

Goldman, Sachs & Co.

The date of this prospectus supplement is August 9, 2012.

i

 ABOUT THIS PROSPECTUS SUPPLEMENT

          This document consists of two parts, a prospectus supplement and the accompanying prospectus. This prospectus supplement, which describes the specific terms of this offering, supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The accompanying prospectus contains more general information, some of which may not apply to this offering. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in the accompanying prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before investing in our Class A common stock, you should carefully read this prospectus supplement, the accompanying prospectus and any other offering materials, together with any documents incorporated by reference herein and therein and the additional information described under the heading "Where You Can Find More Information".

          We are responsible only for the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued or authorized by us and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone, including the selling stockholders, to provide any information or make any representations other than the information and representations contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued or authorized by us. If anyone provides you with different or inconsistent information, we take no responsibility for any such information. This prospectus supplement may be used only for the purpose for which it has been prepared. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

          This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

          Unless the context requires otherwise, "we", "us", "our" and "GNC" refer to GNC Holdings, Inc. and its subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

          This summary description about us and our business highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with all documents incorporated by reference herein and therein and the additional information described under the heading "Where You Can Find More Information".

Company Overview

          Based on our worldwide network of more than 7,800 locations and our online channels, we believe we are the leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplements ("VMHS") products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through company-owned domestic retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and online channels, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance®, Pro Performance® AMP and Beyond Raw®, and under nationally recognized third-party brands.

          Based on the information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumers. Our close relationships with our vendor partners have enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our locations or through GNC.com. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from that of our competitors.

          We have grown our consolidated revenues from $1,317.7 million in 2005 to $2,072.2 million in 2011, representing a compound annual growth rate of 7.8%. For the second quarter of 2012, our consolidated revenue was $619.1 million, an increase of 19.4% over consolidated revenue of $518.5 million for the same period in 2011, and our same store sales increased 12.9% in domestic company-owned stores (including GNC.com sales), representing our 28th consecutive quarter of positive same store sales growth.

The Share Repurchase

          We have entered into an agreement with Ares to repurchase 6,000,000 shares of our Class A common stock, immediately following the closing of this offering, directly from Ares in a private, non-underwritten transaction at a price per share equal to the price at which the selling stockholders will sell the shares of Class A common stock offered hereby to the underwriter. We refer to such repurchase as the "share repurchase". We intend to fund the share repurchase from borrowings under our $200.0 million incremental term loan facility, together with cash on hand. Each of the consummation of the share repurchase and the closing of this offering is conditioned upon the other.

          The share repurchase will be made pursuant to a previously approved share repurchase program pursuant to which we may purchase shares of our outstanding Class A common stock representing up to an aggregate of $300.0 million. Prior to the consummation of this offering and the share repurchase, we had purchased $58.1 million, or 1.5 million shares, of our Class A common stock pursuant to such share repurchase program.

Corporate Information

          We are a Delaware corporation. Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at GNC.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus. We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Any trademark, trade name or service mark of any other company appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

The Offering

Class A common stock offered by the selling stockholders, both of whom are our affiliates	10,000,000 shares

Class A common stock outstanding after giving effect to this offering and the share repurchase	99,135,524 shares

Use of proceeds	We will not receive any proceeds from this offering. See "Use of Proceeds".

Share repurchase	We have entered into an agreement with Ares to repurchase 6,000,000 shares of our Class A common stock, immediately following the closing of this offering, directly from Ares in a private, non-underwritten transaction at a price per share equal to the price at which the selling stockholders will sell the shares of Class A common stock offered hereby to the underwriter. Each of the consummation of the share repurchase and the closing of this offering is conditioned upon the other.

NYSE trading symbol	"GNC"

Risk factors	For a discussion of risks relating to our business and an investment in our Class A common stock, see "Risk Factors" beginning on page S-4 of this prospectus supplement and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2011 and the section entitled "Risk Factors" beginning on page 29 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

          The outstanding Class A common stock information we present in this prospectus supplement is based on information as of August 8, 2012 and:

  •
  excludes 3,547,657 shares of Class A common stock subject to outstanding stock options as of the consummation of this offering with a weighted average exercise price of $15.69 per share;

  •
  excludes 6,206,681 shares of Class A common stock available for future grant or issuance under our stock plans; and

  •
  assumes the consummation of the share repurchase of 6,000,000 shares of our Class A common stock in connection therewith immediately following the closing of this offering.

RISK FACTORS

          You should carefully consider the risks described below and all other information contained in this prospectus supplement before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

We may not effectively manage our growth, which could materially harm our business.

          We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

          Our continued growth will require an increased investment by us in technology, facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues and growth prospects.

          The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased price competition for those products as more participants enter the market. Our international competitors include large international pharmacy chains, major international supermarket chains and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements. We may not be able to compete effectively and our attempts to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues and growth prospects.

Unfavorable publicity or consumer perception of our products, the ingredients they contain and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products and our ability to generate revenues and the market price of our Class A common stock.

          We are highly dependent upon consumer perception of the safety and quality of our products and the ingredients they contain, as well as similar products distributed by other companies. Consumer perception of products and the ingredients they contain can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products or the ingredients they contain and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on our ability to generate revenues. For example, sales of our products containing ephedra were initially strong, but subsequently decreased as a result of negative publicity and an ultimate ban of such products by the Food and Drug Administration (the "FDA"). As such, period-to-period comparisons of our results should not be relied upon as a measure of our future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or the ingredients they contain or any other similar products distributed by other companies with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, our ability to generate revenues and the market price of our Class A common stock.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

          Our business is particularly subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

          Furthermore, the nutritional supplements industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of our stores as a source for the latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to: accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those of our competitors.

          If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

Our substantial debt could adversely affect our results of operations and financial condition and otherwise adversely impact our operating income and growth prospects.

          As of June 30, 2012, our total consolidated long-term debt (including current portion) was approximately $900.9 million, and we had an additional $78.6 million available under our $80.0 million revolving credit facility, which has a term of five years (the "Revolving Credit Facility"), after giving effect to $1.4 million utilized to secure letters of credit. On August 1, 2012, General Nutrition Centers, Inc. ("Centers"), our indirect wholly owned subsidiary, incurred $200.0 million of incremental loans under Centers' existing $1.2 billion term loan facility (the "Term Loan Facility" and, together with the Revolving Credit Facility, the "Senior Credit Facility"). The Term Loan Facility requires amortization payments in a principal amount equal to $500,000 quarterly commencing September 30, 2012.

          All of the debt under the Senior Credit Facility bears interest at variable rates. Our unhedged debt is subject to additional interest expense if these rates increase significantly, which could also reduce our ability to borrow additional funds.

          Our substantial debt could have material consequences on our financial condition. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to use all or a large portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other business activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds or pay cash dividends.

          We may be able to incur additional debt in the future, including collateralized debt. Although the Senior Credit Facility contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. If additional debt is added to our current level of debt, the risks described above would increase.

Our ability to continue to access credit on the terms previously obtained for the funding of our operations and capital projects may be limited due to changes in credit markets.

          In recent periods, the credit markets and the financial services industry have experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread downturn, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit markets if needed, and if available, to the extent required and on acceptable terms. The Revolving Credit Facility matures in March 2016. If we cannot renew or refinance this facility upon its maturity or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our revenues and results of operations.

We require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control and, as a result, we may not be able to make payments on our debt obligations.

          We may be unable to generate sufficient cash flow from operations or to obtain future borrowings under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. In addition, because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our debt. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets or borrow more money, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

          If we are unable to meet our obligations with respect to our debt, we could be forced to restructure or refinance our debt, seek equity financing or sell assets. A default on any of our debt obligations could trigger certain acceleration clauses and cause those and our other obligations to become immediately due and payable. Upon an acceleration of any of our debt, we may not be able to make payments under our other outstanding debt.

Restrictions in the agreements governing our existing and future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

          The agreements governing our existing indebtedness contain and the agreements governing our future indebtedness will likely contain customary restrictions on us or our subsidiaries, including covenants that restrict us or our subsidiaries, as the case may be, from:

  •
  incurring additional indebtedness and issuing preferred stock;

  •
  granting liens on our assets;

  •
  making investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing of our assets;

  •
  paying dividends and making other distributions to our stockholders;

  •
  entering into transactions with our affiliates; and

  •
  incurring capital expenditures in excess of limitations set within the agreement.

          The Revolving Credit Facility also requires that, to the extent borrowings thereunder (including outstanding letters of credit) exceed $25 million, we meet a senior secured debt ratio of consolidated senior secured debt to consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA. If we fail to satisfy such ratio, then we will be restricted from drawing the remaining $55 million of available borrowings under the Revolving Credit Facility, which may impair our liquidity.

          Our ability to comply with these covenants and other provisions of the Senior Credit Facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those and other obligations to become immediately due and payable. In addition, these restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

We depend on the services of key executives and changes in our management team could affect our business strategy and adversely impact our performance and results of operations.

          Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement is hired. We believe that our senior executives could not be replaced quickly with executives of equal experience and capabilities. We do not maintain key person life insurance policies on any of our executives.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

          We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our results of operations.

          The processing, formulation, safety, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, manufacture, labeling and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk based on the required submission of serious adverse events or other information, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a "health claim". Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements with respect to those products. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to an increased risk of litigation and liability, substantial costs, and reduced growth prospects.

          Additional or more stringent laws and regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record- keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, or other new requirements. Any of these developments could increase our costs significantly.

          For example, the Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the Federal Food, Drug, and Cosmetic Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that FDA define the term "conventional food". If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

          In addition, regulators' evolving interpretation of existing laws could have similar effects. For example, in July 2011, the FDA issued draft guidance explaining its interpretation of the requirement for the notification of certain new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA's "current thinking" on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, such enforcement could require us to incur additional expenses, which could be significant and have a material adverse effect on our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, increasing our liability and reducing our growth prospects.

Our failure to comply with FTC regulations and existing consent decrees imposed on us by the FTC could result in substantial monetary penalties and could adversely affect our operating results.

          The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, we are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us in the past to pay civil penalties and other amounts in the aggregate amount of $3.0 million. Failure by us or our franchisees to comply with the consent decrees and applicable regulations could occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

          As a retailer, distributor and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

          In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Although our purchase agreements with our third-party vendors typically require the vendor to indemnify us to the extent of any such claims, any such indemnification is limited by its terms. Moreover, as a practical matter, any such indemnification is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such third party.

          We have been and may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of June 30, 2012, there were 74 pending lawsuits related to Hydroxycut in which GNC had been named, including 68 individual, largely personal injury claims and six putative class action cases.

          Even with adequate insurance and indemnification, product liability claims could significantly damage our reputation and consumer confidence in our products. Our litigation expenses could increase as well, which also could have a material adverse effect on our results of operations even if a product liability claim is unsuccessful or is not fully pursued.

We may experience product recalls, which could reduce our sales and margin and adversely affect our results of operations.

          We may be subject to product recalls, withdrawals or seizures if any of the products we formulate, manufacture or sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of such products. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. We provided refunds or gift cards to consumers who returned these products to our stores. In the second quarter of 2009, we experienced a reduction in sales and margin due to this recall as a result of accepting returns of products from customers and a loss of sales as a replacement product was not available. Through December 31, 2011, we estimate that we have refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns. Our results of operations may continue to be affected by the Hydroxycut recall. Any additional recall, withdrawal or seizure of any of the products we formulate, manufacture or sell would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition or results of operations. Furthermore, a recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brands and decrease demand for our products and the market price of the Class A common stock.

          As is common in our industry, we rely on our third-party vendors to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products, and materially and adversely affect the market price of the Class A common stock. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operation. For example, products manufactured by third parties that contain derivatives from geranium, known as 1.3-dimethylpentylamine/dimethylamylamine/13-dimethylamylamine ("DMAA") are popular with our consumers. Although we have received representations from our third-party vendors that these products comply with applicable regulatory and legislative requirements, recent media articles have suggested that DMAA may not comply with the Dietary Supplement Health and Education Act of 1994. In December 2011, the U.S. military asked us to temporarily remove products containing DMAA from our stores on its bases pending the outcome of a precautionary review. That review is still pending. On April 27, 2012, the FDA announced that it had issued warning letters to ten manufacturers and distributors of dietary supplements containing DMAA for allegedly marketing products for which evidence of the safety of the product had not been submitted to FDA. The FDA also indicated that the warning letters advised the companies that the FDA is not aware of evidence or history of use to indicate that DMAA is safe. We expect that the companies will oppose the FDA position. If it is determined that DMAA does not comply with applicable regulatory and legislative requirements, we could be required to recall or remove from the market all products containing DMAA and we could become subject to lawsuits related to any alleged non-compliance, any of which recalls, removals or lawsuits could materially and adversely affect our business, financial condition and results of operations. In the past, due to frequently changing consumer preferences in the dietary supplement space, we have offset losses related to recalls and removals with reformulated or alternative products, which is the strategy we would seek to employ if we were required to remove or recall products containing DMAA; however, there can be no assurance that we would be able to offset all or any portion of losses related to any future removal or recall. As a result of the indeterminable level of product substitution and reformulated product sales, we cannot reliably determine the potential impact of any such recall or removal on our business, financial condition or results of operation.

Our operations are subject to environmental and health and safety laws and regulations that may increase our cost of operations or expose us to environmental liabilities.

          Our operations are subject to environmental and health and safety laws and regulations, and some of our operations require environmental permits and controls to prevent and limit pollution of the environment. We could incur significant costs as a result of violations of, or liabilities under, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations or permit requirements. For example, in March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that we investigate contamination associated with historical activities at one of our South Carolina facilities. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are continuing these investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this stage of the investigation, however, it is not possible to accurately estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local and foreign environmental and health and safety laws and regulations governing our operations, including the handling, transportation and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing.

We are not insured for a significant portion of our claims exposure, which could materially and adversely affect our operating income and profitability.

          We have procured insurance independently for the following areas: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; (5) workers' compensation insurance; and (6) various other areas. In addition, although we believe that we will continue to be able to obtain insurance in these areas in the future, because of increased selectivity by insurance providers, we may only be able to obtain such insurance at increased rates and/or with reduced coverage levels. Furthermore, we are self-insured for other areas, including: (1) medical benefits; (2) physical damage to our tractors, trailers and fleet vehicles for field personnel use; and (3) physical damages that may occur at company-owned stores. We are not insured for some property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. In addition, we carry product liability insurance coverage that requires us to pay deductibles/retentions with primary and excess liability coverage above the deductible/retention amount. Because of our deductibles and self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. We currently maintain product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We could raise our deductibles/retentions, which would increase our already significant exposure to expense from claims. If any claim exceeds our coverage, we would bear the excess expense, in addition to our other self-insured amounts. If the frequency or severity of claims or our expenses increase, our operating income and profitability could be materially and adversely affected.

Because we rely on our manufacturing operations to produce a significant amount of the products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

          Our manufacturing operations produced approximately 33% and 35% of the products we sold for the years ended December 31, 2011 and 2010, respectively. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facility located in Greenville, South Carolina. In 2011, no one vendor supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors becomes unable or unwilling to continue to provide raw materials in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to identify and obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our Greenville, South Carolina facility for any reason, including regulatory requirements, an FDA determination that the facility is not in compliance with the current Good Manufacturing Practice regulations, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our sales and customer relationships.

An increase in the price and shortage of supply of key raw materials could adversely affect our business.

          Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our GNC-branded products and third-

party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our suppliers' ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

          We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name, and prosecuting or defending infringement claims could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products, which could adversely affect our revenues and market share.

          We have invested significant resources to promote our GNC brand name in order to obtain the public recognition that we have today. Because of the differences in foreign trademark laws concerning proprietary rights, our trademarks may not receive the same degree of protection in foreign countries as they do in the United States. Also, we may not always be able to successfully enforce our trademarks against competitors or against challenges by others. For example, third parties are challenging our "GNC Live Well" trademark in foreign jurisdictions. Our failure to successfully protect our trademarks could diminish the value and effectiveness of our past and future marketing efforts and could cause customer confusion. This could in turn adversely affect our revenues, profitability and the market price of our Class A common stock.

          We are currently and may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our revenues and profitability.

A substantial amount of our revenue is generated from our franchisees, and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or if we fail to attract new franchisees.

          As of December 31, 2011 and 2010, approximately 33% and 32%, respectively, of our retail locations were operated by franchisees. Our franchise operations generated approximately 16.1% of our revenues for each of the years ended December 31, 2011 and 2010. Our revenues from franchise stores depend on the franchisees' ability to operate their stores profitably and adhere to our franchise standards. In the twelve months ended December 31, 2011, 63 domestic franchise stores were opened and 42 were closed. The closing of franchise stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our revenues and operating income.

          If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchise stores will depend solely upon increases in revenues at existing franchise stores. In addition, our ability to open additional franchise locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and other countries. If we are unable to open additional franchise locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations.

Franchisee support of our marketing and advertising programs is critical to our success.

          The support of our franchisees is critical for the success of our marketing programs and other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Although we believe that our current relationships with our franchisees are generally good, there can be no assurance that our franchisees will continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

Our franchisees are independent operators and we have limited influence over their operations.

          Our revenues substantially depend upon our franchisees' sales volumes, profitability and financial viability. However, our franchisees are independent operators and we cannot control many factors that impact the profitability of their stores. Pursuant to the franchise agreements, we can, among other things, mandate signage, equipment and hours of operation, establish operating procedures and approve suppliers, distributors and products. However, the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements or standards set by federal, state and local governmental laws and regulations. In addition, franchisees may not hire and train qualified managers and other personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, any delay in identifying and addressing problems could harm our image and reputation, and our franchise revenues and results of operations could decline.

Franchise regulations could limit our ability to terminate or replace underperforming franchises, which could adversely impact franchise revenues.

          Our franchise activities are subject to federal, state and international laws regulating the offer and sale of franchises and the governance of our franchise relationships. These laws impose registration, extensive disclosure requirements and bonding requirements on the offer and sale of franchises. In some jurisdictions, the laws relating to the governance of our franchise relationship impose fair dealing standards during the term of the franchise relationship and limitations on our ability to terminate or refuse to renew a franchise. We may, therefore, be required to retain an under-performing franchise and may be unable to replace the franchisee, which could adversely impact franchise revenues. In addition, we cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

We have limited influence over the decision of franchisees to invest in other businesses or incur excessive indebtedness.

          Our franchisees are independent operators and, therefore, we have limited influence over their ability to invest in other businesses or incur excessive indebtedness. In some cases, these franchisees have used the cash generated by their stores to expand their other businesses or to subsidize losses incurred by such businesses. Additionally, as independent operators, franchisees do not require our consent to incur indebtedness. Consequently, our franchisees have in the past, and may in the future, experience financial distress as a result of over leveraging. To the extent that our franchisees use the cash from their stores to subsidize their other businesses or experience financial distress, due to over-leverage or otherwise, it could negatively affect (1) our operating results as a result of delayed or reduced payments of royalties, advertising fund contributions and rents for properties we lease to them, (2) our future revenue, earnings and cash flow growth and (3) our financial condition. In addition, lenders that are adversely affected by franchisees who default on their indebtedness may be less likely to provide current or prospective franchisees necessary financing on favorable terms or at all.

If we cannot open new company-owned stores on schedule and profitably, our planned future growth will be impeded, which would adversely affect sales and profitability.

          Our growth is dependent on both increases in sales in existing stores and the ability to open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, store operations and other factors discussed in these Risk Factors. Our ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of attractive store locations; the absence of occupancy delays; the ability to negotiate acceptable lease terms; the ability to identify customer demand in different geographic areas; the hiring, training and retention of competent sales personnel; the effective management of inventory to meet the needs of new and existing stores on a timely basis; general economic conditions; and the availability of sufficient funds for expansion. Many of these factors are beyond our control. Delays or failures in opening new stores, achieving lower than expected sales in new stores or drawing a greater than expected proportion of sales in new stores from our existing stores, could materially adversely affect our growth and profitability. In addition, we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably.

          Some of our new stores may be located in areas where we have little or no meaningful experience or brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Alternatively, many of our new stores will be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our operating results and financial condition could be adversely affected by the financial and operational performance of Rite Aid.

          As of June 30, 2012, Rite Aid operated 2,157 GNC franchise store-within-a-store locations and has committed to open additional franchise store-within-a-store locations. Revenue from sales to Rite Aid (including license fee revenue for new store openings) represented approximately 2.9% of total revenue for the year ended December 31, 2011. Any liquidity and operational issues that Rite Aid may experience could impair its ability to fulfill its obligations and commitments to us, which would adversely affect our operating results and financial condition.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

          As of June 30, 2012, we had 164 company-owned Canadian stores and 1,651 international franchise stores in 55 international countries (including distribution centers where retail sales are made). We derived 10.9% and 11.1% of our revenues for the years ended December 31, 2011 and 2010, respectively, from our international operations. As part of our business strategy, we intend to expand our international franchise presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

  •
  political and economic instability of foreign markets;

  •
  foreign governments' restrictive trade policies;

  •
  inconsistent product regulation or sudden policy changes by foreign agencies or governments;

  •
  the imposition of, or increase in, duties, taxes, government royalties or non-tariff trade barriers;

  •
  difficulty in collecting international accounts receivable and potentially longer payment cycles;

  •
  difficulty of enforcing contractual obligations of foreign franchisees;

  •
  increased costs in maintaining international franchise and marketing efforts;

  •
  problems entering international markets with different cultural bases and consumer preferences;

  •
  compliance with laws and regulations applicable to international operations, such as the Foreign Corrupt Practices Act and regulations promulgated by the Office of Foreign Asset Control;

  •
  fluctuations in foreign currency exchange rates; and

  •
  operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights.

          Any of these risks could have a material adverse effect on our international operations and our growth strategy.

We may be unable to successfully expand our operations into new international markets.

          If the opportunity arises, we may expand our operations into new and high-growth international markets. However, there is no assurance that we will expand our operations in such markets in our desired time frame. To expand our operations into new international markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or products to expand our products or take advantage of new developments and potential changes in the industry. Our lack of experience operating in new international markets and our lack of familiarity with local economic, political and regulatory systems could prevent us from achieving the results that we expect on our anticipated timeframe or at all. If we are unsuccessful in expanding into new or high-growth international markets, it could adversely affect our operating results and financial condition.

Our network and communications systems are dependent on third-party providers and are vulnerable to system interruption and damage, which could limit our ability to operate our business and could have a material adverse effect on our business, financial condition or results of operations.

          Our systems and operations and those of our third-party Internet service providers are vulnerable to damage or interruption from fire, flood, earthquakes, power loss, server failure, telecommunications and Internet service failure, acts of war or terrorism, computer viruses and denial-of-service attacks, physical or electronic breaches, sabotage, human error and similar events. Any of these events could lead to system interruptions, processing and order fulfillment delays and loss of critical data for us, our suppliers or our Internet service providers, and could prevent us from processing customer purchases. Any significant interruption in the availability or functionality of our website or our customer processing, distribution or communications systems, for any reason, could seriously harm our business, financial condition and operating results. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

          Because we are dependent on third-party service providers for the implementation and maintenance of certain aspects of our systems and operations and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all. As we rely on our third-party service providers, computer and communications systems and the Internet to conduct our business, any system disruptions could have a material adverse effect on our business, financial condition or results of operations.

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

          We rely on various information technology systems to manage our operations. Over the last several years we have implemented, and we continue to implement, modifications and upgrades to such systems, including changes to legacy systems, replacing legacy systems with successor systems with new functionality, and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have a material adverse effect on our business, financial condition or results of operations.

Privacy protection is increasingly demanding, and the introduction of electronic payment exposes us to increased risk of privacy and/or security breaches as well as other risks.

          The protection of customer, employee, vendor, franchisee and other business data is critical to us. Federal, state, provincial and international laws and regulations govern the collection, retention, sharing and security of data that we receive from and about our employees, customers, vendors and franchisees. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years, and may see the imposition of new and additional requirements. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us and our franchisees. In addition, customers and franchisees have a high expectation that we will adequately protect their personal information. If we or our service provider fail to comply with these laws and regulations or experience a significant breach of customer, employee, vendor, franchisee or other company data, our reputation could be damaged and result in an increase in service charges, suspension of service, lost sales, fines or lawsuits.

          The use of credit payment systems makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that we or third parties (including those with whom we have strategic alliances) under arrangements with us control. In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employee, customer, vendor, franchisee third party, with whom we have strategic alliances or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could harm our reputation as well as divert management attention and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. In addition, if our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could materially and adversely affect our earnings and the market price of our Class A common stock. Our brand reputation would likely be damaged as well.

Complying with recently enacted healthcare reform legislation could increase our costs and have a material adverse effect on our business, financial condition or results of operations.

          Recently enacted healthcare reform legislation could significantly increase our costs and have a material adverse effect on our business, financial condition and results of operations by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

General economic conditions, including a prolonged weakness in the economy, may affect consumer purchases, which could adversely affect our sales and the sales of our business partners.

          Our results, and those of our business partners to whom we sell, are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer product purchases, including purchases of our products, may decline during recessionary periods. A prolonged downturn or an uncertain outlook in the economy may materially adversely affect our business, revenues and profits and the market price of our Class A common stock.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as hurricanes, fires, floods and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates the rights of our stockholders to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

          GNC Holdings, Inc. ("Holdings") is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. Holdings' subsidiaries are separate and distinct legal entities. As a result, Holdings' cash flow depends upon the earnings of its subsidiaries. In addition, Holdings depends on the distribution of earnings, loans or other payments by its subsidiaries. Holdings' subsidiaries have no obligation to provide it with funds for its payment obligations. If there is an insolvency, liquidation or other reorganization of any of Holdings' subsidiaries, Holdings' stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before Holdings, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

Risks Relating to an Investment in Our Class A Common Stock

Our principal stockholders may take actions that conflict with your interests. This control may have the effect of delaying or preventing changes of control or changes in management or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

          After giving effect to this offering and the share repurchase, Ares and Ontario Teachers' Pension Plan Board ("OTPP" and, together with Ares, the "Sponsors") will beneficially own approximately 11.8% of our Class A common stock. As a result, the Sponsors will have significant power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Under a stockholders agreement among the Sponsors and us (the "New Stockholders Agreement"), the Sponsors have the right to nominate to Holdings' board of directors, subject to their election by our stockholders and certain other exceptions, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor also agreed to vote in favor of the other Sponsor's nominees. Because our board of directors is divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own a majority of our outstanding Class A common stock during the period in which the Sponsors' nominees finish their terms as members of our board, but in any event no longer than would be permitted under applicable law and the New York Stock Exchange (the "NYSE") listing requirements. The directors nominated by the Sponsors have the authority to cause us, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The New Stockholders Agreement also provides that, so long as the Sponsors collectively own more than one-third of our then outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors.

          The interests of the Sponsors could conflict in material respects with those of our public stockholders'. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Moreover, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, due to the concentration of voting power among the Sponsors, they could influence or prevent a change of control or other business combination or any other transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their best interests. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

          Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a classified board of directors;

  •
  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors upon the Sponsors holding less than a majority of our outstanding common stock;

  •
  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if the Sponsors own less than 50% of our outstanding common stock; and

  •
  the inability of stockholders to call special meetings.

          Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by our stockholders, up to 60,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders, even where stockholders are offered a premium for their shares.

          In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future.

          Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions that are contained in our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving us or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock" in the accompanying prospectus.

Our issuance of preferred stock could adversely affect the market value of our Class A common stock.

          The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, a conversion feature could cause the trading price of our Class A common stock to decline to the conversion price of the preferred stock. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future.

The price of our Class A common stock may fluctuate substantially.

          The market price of our Class A common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  variance in our financial performance from the expectations of market analysts;

  •
  conditions and trends in the markets we serve;

  •
  announcements of significant new products by us or our competitors;

  •
  unfavorable publicity or consumer perception of our products or the ingredients they contain or any similar products distributed by other companies;

  •
  changes in our pricing policies or the pricing policies of our competitors;

  •
  legislation or regulatory policies, practices or actions, or product recalls;

  •
  the commencement or outcome of litigation;

  •
  our sale of common stock or other securities in the future, or sales of our common stock by the Sponsors;

  •
  changes in market valuation or earnings of our competitors;

  •
  the trading volume of our Class A common stock;

  •
  changes in the estimation of the future size and growth rate of our markets; and

  •
  general economic conditions.

          In addition, the stock market in general, the NYSE and the market for health and nutritional supplements companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our Class A common stock would likely drop significantly.

Future sales of our Class A common stock could cause the market price for our Class A common stock to decline.

          Upon consummation of this offering and the share repurchase, there will be 99,135,524 shares of our Class A common stock outstanding. All shares of Class A common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Of the 99,135,524 shares of Class A common stock outstanding, 11,786,695 shares will be restricted securities held by our affiliates within the meaning of Rule 144 under the Securities Act ("Rule 144"), but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations prescribed in Rule 144. We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline. After giving effect to this offering and the share repurchase, the Sponsors will collectively hold 11,732,479 shares of our Class A common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144, all of such restricted securities are currently freely tradable.

          Additionally, as of the consummation of this offering, approximately 3,547,657 shares of our Class A common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through March 2021, with an average weighted exercise price of $15.69 per share. Of such options, 1,448,120 are currently exercisable. In addition, 149,209 shares of our Class A common stock have been granted as restricted stock pursuant to the terms of the GNC Holdings, Inc. 2011 Stock and Incentive Plan that vest at various dates through July 2017. All of such shares will be outstanding as of the consummation of this offering. On April 18, 2011, we filed a registration statement on Form S-8 under the Securities Act covering shares of our Class A common stock reserved for issuance under our equity incentive plans. Accordingly, shares of our Class A common stock registered under such registration statement are available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

          We, certain of our directors and officers and the selling stockholders have agreed to a "lock-up", pursuant to which neither we nor they will sell any shares without the prior consent of the underwriter for 60 days after the date of this prospectus supplement, subject to certain exceptions (including the share repurchase) and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our Class A common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Certain of our executive officers who are subject to such lock-up agreements may transfer an aggregate of up to 309,737 shares of our Class A common stock pursuant to 10b5-1 plans adopted by such officers prior to the consummation of this offering. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the Class A common stock that they will retain following this offering.

If securities or industry analysts cease to cover us or adversely change their recommendations regarding our Class A common stock, then our stock price and trading volume could decline.

          The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendation regarding our unrestricted Class A common stock, our stock price could decline.

We no longer qualify as a "controlled company" within the meaning of the NYSE rules and, as a result, we must comply with the NYSE corporate governance requirements within the applicable phase-in period.

          Following an offering in the fourth quarter of 2011 pursuant to which certain of our stockholders sold 23.0 million shares of Class A common stock, we no longer qualified as a "controlled company" within the meaning of the NYSE rules and, as a result, are no longer exempt from complying with certain of the NYSE corporate governance requirements. We currently comply with all applicable corporate governance requirements, which permit us to have a nominating and corporate governance committee that does not consist entirely of independent directors until one year from the consummation of that offering. Accordingly, during this phase-in period, or so long as the nominating and corporate governance committee of our board of directors does not consist entirely of independent directors, our stockholders will not have the same protections afforded to stockholders of companies that have entirely independent nominating committees. Additionally, if we are delayed in complying, or do not comply, with such NYSE corporate governance requirements during this phase-in period, we may be subject to enforcement actions by the NYSE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein include forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements can often be identified by the use of terminology such as "subject to", "believe", "anticipate", "plan", "potential", "predict", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "continue", "seek", "could", "can", "think", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy.

          All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others (including, but not limited to, those we describe under the caption "Risk Factors" in this prospectus supplement), could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

  •
  significant competition in our industry;

  •
  unfavorable publicity or consumer perception of our products;

  •
  increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

  •
  our debt levels and restrictions in our debt agreements;

  •
  incurrence of material product liability and product recall costs;

  •
  loss or retirement of directors or key members of management;

  •
  costs of compliance and our failure to comply with new and existing governmental regulations including, but not limited to, tax regulations;

  •
  costs of litigation and the failure to successfully defend lawsuits and other claims against us;

  •
  failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

  •
  economic, political and other risks associated with our international operations;

  •
  failure to keep pace with the demands of our customers for new products and services;

  •
  disruptions in our manufacturing system or losses of manufacturing certifications;

  •
  disruptions in our distribution network;

  •
  lack of long-term experience with human consumption of ingredients in some of our products;

  •
  increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

  •
  failure to adequately protect or enforce our intellectual property rights against competitors;

  •
  changes in raw material costs and pricing of our products;

  •
  failure to successfully execute our growth strategy, including any delays in our planned future growth, any inability to expand our franchise operations or attract new franchisees, or any inability to expand our company-owned retail operations;

  •
  changes in applicable laws relating to our franchise operations;

  •
  damage or interruption to our information systems;

  •
  the impact of current economic conditions on our business;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and

  •
  failure to maintain effective internal controls.

          Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

 USE OF PROCEEDS

          We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

          The following table sets forth, as of August 8, 2012 (the "Ownership Date"), the number of shares of our Class A common stock beneficially owned by each selling stockholder.

          Percentage ownership before this offering is based on 105,135,524 shares of our Class A common stock outstanding as of the Ownership Date. Percentage ownership after this offering is based on 99,135,524 shares of Class A common stock outstanding immediately upon the consummation of this offering and the share repurchase.

          Unless otherwise indicated in the footnotes to the table, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of our Class A common stock, on or within 60 days of the Ownership Date, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering and the Share Repurchase		Number of Shares to be Sold in the Offering and the Share Repurchase(1)	Shares Beneficially Owned After the Offering and the Share Repurchase(1)
	Shares	Percentage		Shares	Percentage
Ares Corporate Opportunities Fund II, L.P.(2)	12,192,244	11.60%	7,034,204	5,158,040	5.20%
Ontario Teachers' Pension Plan Board(3)	15,540,235	14.78%	8,965,796	6,574,439	6.63%

(1)
Assumes the consummation, immediately following the closing of this offering, of our repurchase from Ares of 6,000,000 shares of our Class A common stock.

(2)
Reflects shares owned by Ares. The general partner of Ares is ACOF Management II, L.P. ("ACOF Management"), the general partner of ACOF Management is ACOF Operating Manager and the general partner of ACOF Operating Manager is Ares Management, Inc. ("Ares Inc."). Ares Inc. is owned by Ares Management LLC ("Ares Management"), which, in turn, is owned by Ares Management Holdings LLC ("Ares Management Holdings"). Ares Management Holdings is controlled by Ares Holdings LLC ("Ares Holdings"), which, in turn, is controlled by Ares Partners Management Company LLC ("Ares Partners" and, together with Ares, ACOF Management, ACOF Operating Manager, Ares Inc., Ares Management, Ares Management Holdings and Ares Holdings, the "Ares Entities"). Ares Partners is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of common stock. Each of the members of the executive committee, the Ares Entities (other than Ares with respect to the shares it holds directly) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(3)
Reflects shares owned by OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Andrew Claerhout, Romeo Leemrijse and Roman Duch the authority to implement disposition decisions with respect to shares held by OTPP; however, approval of such decisions is made by senior personnel within the private capital group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Claerhout, Leemrijse and Duch expressly disclaims beneficial ownership of such shares. The address of OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES STOCKHOLDERS

          This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you (i) purchase your Class A common stock in this offering, (ii) will hold the Class A common stock as a capital asset and (iii) are a beneficial owner of shares other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  •
  an estate, the income of which is subject to United States Federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has made a valid election to be treated as a United States person.

          This summary does not address all United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (including, but not limited to, a "controlled foreign corporation", "passive foreign investment company", a foreign tax-exempt organization, a financial institution, an insurance company or a former United States citizen or resident). This summary does not discuss any aspect of United States Federal alternative minimum tax, or state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

          If a partnership (or other entity taxable as a partnership for United States Federal income tax purposes) holds our Class A common stock, the tax treatment of each partner will generally depend on the partner's status and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

  WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

          In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper and acceptable certification of your eligibility for such reduced rate. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your adjusted basis in your shares of Class A common stock, as determined for United States Federal income tax purposes, and, to the extent the distribution exceeds your basis, as capital gain taxable as gain from the sale or other disposition of Class A common stock, described below.

          Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

          You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  we are or have been a "United States real property holding corporation" for United States Federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

          Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax (described above) may also apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under an applicable treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although such gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

          We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

          The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also effect backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-United States person and certain other conditions are met or you are an exempt recipient.

          Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

New Law Affecting Taxation of Securities Held by or through Foreign Entities

          Recently enacted law generally imposes a withholding tax of 30% on "withholdable payments" made to (i) a foreign financial institution (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to report annually certain information about such account, and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. "Withholdable payments" include (among other categories) payments of dividends from sources within the United States as well as gross proceeds from the sale of any property of a type that could produce dividends from sources within the United States. In general, distributions we make on our Class A common stock will constitute withholdable payments for this purpose, as will gross proceeds you receive from the sale or other disposition of our Class A common stock.

          Withholding in respect of withholdable payments, when required, generally will be applied without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law, and generally these withholding and related reporting requirements will apply to distributions we make on our Class A common stock after December 31, 2013 and gross proceeds you receive from the disposition of our Class A common stock after December 31, 2014. Recently proposed Treasury department regulations elaborate on, and in certain cases modify the application of, these rules (including the effective dates for reporting and withholding). You are encouraged to consult with your own tax advisor regarding the possible effect of these withholding and reporting requirements on your investment in our Class A common stock in your individual circumstances.

Estate Tax

          Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States Federal estate tax purposes and may therefore be subject to United States Federal estate tax and generation skipping transfer tax (with respect to transfers to certain "skip persons") unless an applicable treaty provides otherwise.

UNDERWRITING

          The company, the selling stockholders and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 10,000,000 shares of our Class A common stock from the selling stockholders. The underwriting agreement provides that the obligations of the underwriter to purchase the shares offered hereby are subject to certain conditions. The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

          The underwriter has agreed to purchase the shares of our Class A common stock from the selling stockholders at a price of $38.42 per share, which will result in proceeds to the selling stockholders of approximately $384,200,000.

          The underwriter proposes to offer the shares of our Class A common stock offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by the underwriter and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares of our Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of our Class A common stock for whom they may act as agents or to whom they may sell as principals. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

          The company, certain of its officers and directors and the selling stockholders have agreed with the underwriter, subject to certain exceptions (including the share repurchase), not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any grants under existing employee benefit plans. Certain of our executive officers who are subject to such lock-up provisions may transfer an aggregate of up to 309,737 shares of our Class A common stock pursuant to 10b5-1 plans adopted by such officers prior to the consummation of this offering.

          Our Class A common stock is listed on the NYSE under the symbol "GNC".

          A prospectus supplement and the accompanying prospectus in electronic format may be made available on a web site maintained by the underwriter. The underwriter may allocate a portion of the shares for its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

          In connection with this offering, the underwriter may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

          Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may affect the market price of our Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE where our Class A common stock is listed, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

  (c)
  in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          The underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and the underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement (the "Shares") does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

          This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

          The company and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $0.5 million.

          The company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, and for the underwriter by Sullivan & Cromwell LLP, New York, New York. Proskauer Rose LLP has from time to time represented the underwriter, Ares and OTPP on unrelated matters.

EXPERTS

          The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock to be offered and sold pursuant to this prospectus supplement. This prospectus supplement is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

          We are subject to the informational requirements of the Exchange Act of 1934 (the "Exchange Act") and we fulfill, and will continue to fulfill, our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at GNC.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We are "incorporating by reference" into this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC, which means that we can disclose important information to you by referring to such documents. The documents incorporated by reference are considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all the shares of Class A common stock to which this prospectus supplement relates are sold or the offering is otherwise terminated.

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 27, 2012;

  (2)
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012, as filed with the SEC on May 2 and August 1, 2012;

  (3)
  The definitive proxy statement on Schedule 14A filed on March 8, 2012;

  (4)
  Our Current Reports on Form 8-K, as filed with the SEC on February 16 (other than pursuant to Item 2.02), April 20, April 25 (other than pursuant to Item 2.02), June 19, July 20, July 23, July 26 (other than pursuant to Item 2.02) and August 1, 2012; and

  (5)
  The description of our capital stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 25, 2011, including any amendment or report filed for the purpose of updating such description.

          Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including any exhibits thereto, nor any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

          A statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

          You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Investor Relations
Telephone: (412) 288-4600

PROSPECTUS

GNC Holdings, Inc.

Class A Common Stock

        This prospectus relates to the resale of shares of Class A common stock of GNC Holdings, Inc. by the selling stockholders to be named in a prospectus supplement, some of whom may be our affiliates, that may be offered and sold from time to time in amounts, in amounts, at prices and on terms that will be determined at the time of such offerings. We will not receive any proceeds from the sale of the shares of Class A common stock sold in any offering pursuant to this prospectus.

        Each time Class A common stock is offered and sold pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the identities of the selling stockholders. The prospectus supplement may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to sell any shares of Class A common stock unless accompanied by a prospectus supplement.

        You should carefully read this prospectus and the accompanying prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in our Class A common stock.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "GNC."

        Investing in our Class A common stock involves risk. See "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2012.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" (as defined in Rule 405 of the Securities Act of 1933 (the "Securities Act")) using a "shelf" registration process. Under this shelf registration process, certain of our stockholders may, from time to time, offer and/or sell the Class A common stock described in this prospectus in one or more offerings or resales.

        This prospectus provides you with a general description of the Class A common stock the selling stockholders may offer. Each time the selling stockholders sell Class A common stock using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. Before investing in our Class A common stock, you should carefully read this prospectus, any accompanying prospectus supplement and any other offering materials, together with all documents incorporated by reference herein and therein and the additional information described under the heading "Where You Can Find More Information."

        We are responsible only for the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement, any related free writing prospectus issued or authorized by us and the documents incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone, including the selling stockholders, to provide any information or make any representations other than the information and representations contained or incorporated by reference into this prospectus and the accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. If anyone provides you with different or inconsistent information, we take no responsibility for any such information. This prospectus may be used only for the purpose for which it has been prepared. You should not assume that the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Unless the context requires otherwise, "we," "us," "our" and "GNC" refer to GNC Holdings, Inc. and its subsidiaries.

ii

PROSPECTUS SUMMARY

        This summary description about us and our business highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with all documents incorporated by reference herein and therein and the additional information described under the heading "Where You Can Find More Information."

Company Overview

        Based on our worldwide network of more than 7,800 locations and our online channels, we believe we are the leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplements products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through company-owned domestic retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and online channels, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance®, Pro Performance® AMP and Beyond Raw®, and under nationally recognized third-party brands.

Corporate Information

        We are a Delaware corporation. Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at GNC.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Any trademark, trade name or service mark of any other company appearing in this prospectus or any document incorporated by reference herein belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

RISK FACTORS

        Investing in our Class A common stock involves risk. You should carefully consider the risks described in the prospectus supplement related to a particular offering, documents incorporated by reference into this prospectus, including our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and all other information contained in this prospectus and the accompanying prospectus supplement before deciding whether to purchase our Class A common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment. In assessing the risks described in the documents incorporated by reference into this prospectus, you should also refer to the other information contained in or incorporated by reference into the this prospectus and the accompanying prospectus supplement related to a particular offering, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our Class A common stock.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein or therein include forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Forward-looking statements can often be identified by the use of terminology such as "subject to," "believe," "anticipate," "plan," "potential," "predict," "expect," "intend," "estimate," "project," "may," "will," "should," "would," "continue," "seek," "could," "can," "think," the negatives thereof, variations thereon and similar expressions, or by discussions of strategy.

        All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others (including, but not limited to, those we describe under the caption "Risk Factors" in our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act), could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

  •
  significant competition in our industry;

  •
  unfavorable publicity or consumer perception of our products;

  •
  increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

  •
  our debt levels and restrictions in our debt agreements;

  •
  incurrence of material product liability and product recall costs;

  •
  loss or retirement of directors or key members of management;

  •
  costs of compliance and our failure to comply with new and existing governmental regulations including, but not limited to, tax regulations;

  •
  costs of litigation and the failure to successfully defend lawsuits and other claims against us;

  •
  failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

  •
  economic, political and other risks associated with our international operations;

  •
  failure to keep pace with the demands of our customers for new products and services;

  •
  disruptions in our manufacturing system or losses of manufacturing certifications;

  •
  disruptions in our distribution network;

  •
  lack of long-term experience with human consumption of ingredients in some of our products;

  •
  increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

  •
  failure to adequately protect or enforce our intellectual property rights against competitors;

  •
  changes in raw material costs and pricing of our products;

  •
  failure to successfully execute our growth strategy, including any delays in our planned future growth, any inability to expand our franchise operations or attract new franchisees, or any inability to expand our company-owned retail operations;

  •
  changes in applicable laws relating to our franchise operations;

  •
  damage or interruption to our information systems;

  •
  impact of current economic conditions on our business;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and

  •
  failure to maintain effective internal controls.

        Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

        Information about the selling stockholders, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, a post-effective amendment, a free writing prospectus or filings we make with the SEC under the Exchange Act, that are incorporated by reference into this prospectus. The selling stockholders may include certain of our affiliates.

        All of shares of Class A common stock to be offered by the selling stockholders pursuant to the registration statement of which this prospectus is a part are issued and outstanding as of the date of the filing of such registration statement. The selling stockholders will not sell any shares of Class A common stock pursuant to this prospectus until we have identified the selling stockholders in a prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their Class A common stock pursuant to any available exemption from the registration requirements of the Securities Act.

 PLAN OF DISTRIBUTION

        The selling stockholders may sell from time to time the shares of our Class A common stock covered by this prospectus and any accompanying prospectus supplement in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents or through a combination of any of these methods. Additionally, the selling stockholders may be deemed underwriters with respect to any shares they offer for resale. The selling stockholders will not pay any of the fees and expenses in connection with the registration and sale of shares of Class A common stock pursuant to this prospectus, but they will be responsible for any and all underwriting discounts, selling commissions and agent's commissions and taxes attributable to the sale of such shares.

        The shares of Class A common stock sold pursuant to this prospectus may be sold by one or more of the following methods:

  •
  purchases by underwriters, dealers and agents that may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom they may act as agent;

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the shares of Class A common stock as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  privately negotiated transactions;

  •
  any combination of any of these methods; and

  •
  any other method pursuant to applicable law.

        The prospectus supplement applicable to a particular offering will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the Class A common stock;

  •
  the net proceeds from the sale of the Class A common stock;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any commissions paid to agents; and

  •
  information about the selling stockholders.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale of shares of Class A common stock pursuant to this prospectus and any accompanying prospectus supplement, the underwriters will acquire such shares for their own account. The underwriters may resell such shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may offer the shares of Class A common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the Class A common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares of Class A common stock if they purchase any such shares. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the shares of Class A common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with such offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered shares of Class A common stock sold for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        If dealers are used in the sale of any shares of Class A common stock pursuant to this prospectus, the selling stockholders will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        The selling stockholders may sell the Class A common stock directly, and not through underwriters or agents. Shares of Class A common stock may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the Class A common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in a prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        The selling stockholders may sell shares of Class A common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of such shares. We will describe the terms of any such sales in a prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in a prospectus supplement, the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the shares of Class A common stock from the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in a prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        The selling stockholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, the selling stockholders in the ordinary course of their businesses.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws and other agreements to which we and our stockholders are parties. The following is only a summary and is qualified in its entirety by reference to all applicable laws and to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and other agreements, copies of which are available as set forth under the heading "Where You Can Find More Information."

Authorized Capitalization

        Our authorized capital stock consists of (i) 300,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 30,000,000 shares of Class B common stock, par value $0.001 per share, and (iii) 60,000,000 shares of preferred stock, par value $0.001 per share. No shares of Class B common stock are outstanding, and we currently do not anticipate issuing any shares of Class B common stock for the foreseeable future.

Class A Common Stock

        The holders of our Class A common stock are entitled to the following rights:

        Voting Rights.    Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors.

        Dividend Rights.    The holders of our Class A common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any.

        Liquidation Rights.    In the event of our liquidation or dissolution, the holders of our Class A common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock, if any.

        Other Matters.    The holders of our Class A common stock have no subscription, redemption or preemptive rights, and the rights, preferences and privileges of the holders of our Class A common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

        Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 60,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We currently do not anticipate issuing any shares of preferred stock for the foreseeable future. See "—Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws."

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

        Certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long-term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  provide for a classified board of directors, pursuant to which our board of directors is divided into three classes whose members serve three-year staggered terms;

  •
  provide that the size of the board of directors is set by members of the board of directors, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by Ares Corporate Opportunities Fund II, L.P. ("Ares") and Ontario Teachers' Pension Plan Board ("OTPP" and, together with Ares, the "Sponsors") that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to a stockholders agreement among the Sponsors and us, dated as of April 6, 2011 (the "New Stockholders Agreement");

  •
  do not permit stockholders to take action by written consent;

  •
  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

  •
  limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting;

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

        Our board of directors also has the power to alter, amend or repeal our amended and restated bylaws without stockholder approval.

Stockholder Proposals

        Our amended and restated bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors.

        Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting. Although neither our amended and restated certificate of incorporation nor our amended and restated bylaws give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to Certificate of Incorporation or Bylaws

        Our amended and restated certificate of incorporation provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation, and, in certain instances, the affirmative vote of 66 2/3% of the shares entitled to vote is required to amend our certificate of incorporation. Our amended and restated certificate of incorporation provides that our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors without stockholder approval.

Indemnification of Directors and Officers and Limitation of Liability

        Delaware Law.    Section 145 of the DGCL authorizes a corporation's board of directors to indemnify its directors and officers in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses occurred) arising under the Securities Act. As described below, we indemnify our directors, officers and other employees to the fullest extent permitted by the DGCL.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Our amended and restated bylaws require us to indemnify our directors, officers and employees and other persons serving at our request as a director, officer, employee or agent of another entity to the fullest extent permitted by the DGCL. We are required to advance expenses, as incurred, to a covered person in connection with defending a legal proceeding upon receiving an undertaking by or on behalf of such person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

        Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Indemnification Agreements.    We have executed indemnification agreements with each of our directors and each of our officers in the position of Senior Vice President or above. These agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

        Indemnification for Securities Act Liability.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Insurance Policies.    We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Corporate Opportunities

        In our amended and restated certificate of incorporation, we renounce any interest or expectancy in any business opportunities presented to Ares or OTPP, as the case may be, or any of their respective officers, managers, members, affiliates or subsidiaries, even if the opportunity is one that we might reasonably have pursued, and that neither Ares or OTPP, as the case may be, nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Stockholders Agreements

        Amended and Restated Stockholders Agreement.    On March 16, 2007, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders, which was amended and restated as of February 12, 2008 and April 6, 2011. The Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by Ares, OTPP and certain other stockholders who are parties to such agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock.

        New Stockholders Agreement.    Under the New Stockholders Agreement, the Sponsors have the right to nominate to our board of directors, subject to their election by our stockholders and certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor has agreed to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "GNC."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP has from time to time represented certain of our stockholders, including Ares and OTPP, on unrelated matters.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock to be offered and sold pursuant to this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        We are subject to the informational requirements of the Exchange Act and we fulfill, and will continue to fulfill, our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at GNC.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" into this prospectus certain documents that we file with the SEC, which means that we can disclose important information to you by referring to such documents. The documents incorporated by reference are considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until we complete the offering of the shares of Class A common stock to be sold under the registration statement or, if later, the date on which the selling stockholders cease offering and selling these shares.

        (1)   Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 27, 2012;

        (2)   Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012, as filed with the SEC on May 2 and August 1, 2012;

        (3)   The definitive proxy statement on Schedule 14A filed on March 8, 2012;

        (4)   Our Current Reports on Form 8-K, as filed with the SEC on February 16 (other than pursuant to Item 2.02), April 20, April 25 (other than pursuant to Item 2.02), June 19, July 20, July 23, July 26 (other than pursuant to Item 2.02) and August 1, 2012; and

        (5)   The description of our capital stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 25, 2011, including any amendment or report filed for the purpose of updating such description.

        Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including any exhibits thereto, nor any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Investor Relations
Telephone: (412) 288-4600

10,000,000 Shares

GNC Holdings, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.